       As filed with the Securities and Exchange Commission on July 31, 1998.
                                                  Registration No. 333-_________
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                      FORM S-3
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            THOMAS & BETTS CORPORATION
               (Exact name of registrant as specified in its charter)

             TENNESSEE                              22-1326940
  (State or other jurisdiction of       (I.R.S. Employer Identification No.)
  incorporation or organization)

                                 8155 T&B Boulevard
                              Memphis, Tennessee 38125
                                   (901) 252-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  JERRY KRONENBERG
                   Vice President - General Counsel and Secretary
                                 8155 T&B Boulevard
                              Memphis, Tennessee 38125
                                   (901) 252-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                     COPIES TO:
                             ANNE HAMBLIN SCHIAVE, ESQ.
                               McBride Baker & Coles
                        500 West Madison Street, 40th Floor
                              Chicago, Illinois 60661

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                   CALCULATION OF REGISTRATION FEE

                                            Proposed   Proposed
                                            Maximum    Maximum
                                            Aggregate  Aggregate   Amount of
Title of Each Class of       Amount To      Price Per  Offering    Registration
Securities Being Registered  Be Registered  Unit       Price(1)    Fee
---------------------------  -------------  ---------  ---------   ------------
Common Stock and Rights        1,460,954    $42.875    $62,638,402  $18,478.33

___________
(1)  Estimated solely for purposes of determining the registration fee.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED JULY 31, 1998

PROSPECTUS

                           THOMAS & BETTS CORPORATION
                                 COMMON STOCK

                               1,460,954 SHARES

     All of the shares of Thomas & Betts Corporation (the "Company") Common Stock, $0.10 par value per share (the "Common Stock") offered hereby are being sold by the holders of the Common Stock named herein under "Selling Shareholders" (the "Selling Shareholders"). The Company will not receive any of the proceeds of the offering.

     The Selling Shareholders named herein, or any pledgees, donees, transferees or other successors in interest, directly, through agents to be designated from time to time, or through dealers or underwriters also to be designated, may sell the Common Stock from time to time in one or more transactions on the New York Stock Exchange or in the over-the-counter market and in negotiated transactions, on terms to be determined at the time of sale. To the extent required, the specific Common Stock to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in any accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. See "Plan of Distribution." By agreement, the Company will pay all the expenses of the registration of the Common Stock by the Selling Shareholders other than underwriting discounts and commissions and transfer taxes, if any. Such expenses to be borne by the Company are estimated at $56,500.

     The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act.

     The Common Stock is listed on the New York Stock Exchange under the symbol "TNB." The last reported sale price of the Common Stock on the New York Stock Exchange Composite Tape on July 30, 1998 was $42.875 per share.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is August __, 1998

     A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.

                             AVAILABLE INFORMATION

     Thomas & Betts Corporation (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company with the Commission can be inspected, and copies may be obtained at prescribed rates at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and New York Regional Office, 7 World Trade Center, New York, New York 10048. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Such materials can also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov and inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits, herein referred to as the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby.

     Statements made in this Prospectus concerning the provisions of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to such exhibit or other filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission in accordance with the provisions of the Exchange Act are incorporated herein by reference and made a part hereof.

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1997, filed March 19, 1998.

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended April 5, 1998, filed May 20, 1998.

     3. The Company's Current Reports on Form 8-K dated February 5, 1998, February 10, 1998, May 7, 1998, and July 30, 1998, filed February 10, 1998, February 19, 1998, May 7, 1998 and July 30, 1998, respectively.

     4. The Company's Registration Statement on Form 8-A dated December 12, 1997, filed December 15, 1997 and the Company's Report on Form 8B dated May 2, 1996 and filed May 2, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Jerry Kronenberg, Corporate Secretary, Thomas & Betts Corporation, 8155 T&B Boulevard, Memphis, Tennessee 38125, or by telephone at (901) 252-5000.

                          THOMAS & BETTS CORPORATION

     The Company designs, manufactures and markets, on a global basis, electrical and electronic connectors and components with manufacturing facilities and marketing activities in North America, Europe and the Far East. The Company's products are sold worldwide through electrical, electronic and HVAC distributors, mass merchandisers, catalogs and home centers, and directly to original equipment manufacturer ("OEM") markets. The Company operates in three business segments - Electrical, Electronics and Other. Electrical Construction and Maintenance Components are sold primarily in North America, and manufactured and assembled at facilities located in the United States, Puerto Rico, Canada and Mexico. Electronics/OEM Components are sold in North America, Europe and Asia, and manufactured at facilities in the United States, Europe, Mexico, Japan and Singapore. Other Products and Components--principally heaters, heating and ventilation systems, components for transmission and distribution of electric power, transmission poles and towers, and telecommunications products--are sold primarily in North America and manufactured in the United States, Europe and Mexico.

     Selective acquisitions have been made to broaden the Company's business worldwide. The Company currently is evaluating several acquisition possibilities, and expects to do so from time to time in the future. The Company may finance any such acquisitions, which it consummates through the issuance of private or public debt or equity, internally generated funds or a combination of the foregoing. Under certain circumstances, the Company may become more leveraged as a result of such acquisitions. The Company's goal is to finance or refinance any such acquisitions in a manner that will not change the ratings of its debt securities in the long term. However, no assurance can be given that the Company will be able to meet this goal.

     The Company was established in 1898 as a sales agency for electrical wires and raceways and was incorporated in New Jersey in 1917 and reincorporated in Tennessee in May 1996. The Company's executive offices are located at 8155 T&B Boulevard, Memphis, Tennessee 38125, telephone number
(901) 252-5000.

                                RECENT DEVELOPMENTS

     For the second quarter ended July 5, 1998, the Company reported net earnings of $41.5 million ($0.73 diluted earnings per share), a 3% increase over the prior year's second quarter. Earnings for the first six months grew 10% to $78.8 million ($1.38 per share) compared with the same period in 1997. Results for all periods were restated to include the July 2, 1998 acquisition of Telecommunication Devices, Inc., which was accounted for as a pooling of interests.

     Second quarter net sales were $553.3 million and six-month net sales were $1,098 million, 5% and 3%, respectively, below the same periods in 1997. The deconsolidation of certain lines of automotive business, which were contributed at year-end 1997 to the Exemplar/Thomas & Betts Electrical Systems joint venture, reduced reported net sales for the quarter. In addition, the previously announced, planned phase-out of a large automotive platform and approximately $7 million of foreign currency shifts adversely affected second-quarter sales. Adjusting to exclude the impact of these items, sales for the quarter increased 1% and six-month sales rose 3% from the respective 1997 periods.

      Gross margin for the second quarter of 1998 was 30.8%, compared with 30.5% in 1997. The operating margin rose to 12.5% versus 11.8% in 1997.

      Coincident with its latest earnings announcement, the Company disclosed plans to implement expense-reduction programs and to accelerate plant relocations to lower-cost regions. These actions will result in restructuring and other special charges of approximately $90-$110 million in the third quarter of 1998 and project costs over the next six quarters totaling approximately one-third of the special charges. Additional details of these restructuring plans are contained in a press release filed with the Commission as Exhibit 20.2 to the Company's Current Report on Form 8-K dated July 30, 1998.

                                  USE OF PROCEEDS

     The sale of the Common Stock offered hereby is for the account of the Selling Shareholders. Accordingly, the Company will not receive any of the proceeds from the sale by the Selling Shareholders of the Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company currently consists of 250,000,000 shares of Common Stock, $0.10 par value, and 1,000,000 shares of preferred stock, $0.10 par value, issuable in series (the "Preferred Stock"). As of July 30, 1998, there were outstanding 56,729,169 shares of Common Stock. As of July 30, 1998, there were no shares of Preferred Stock outstanding, but 300,000 shares of Preferred Stock have been reserved in connection with the Company's Series A Participating Cumulative Preferred Stock Purchase Rights.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share for each share held of record on all matters voted on by shareholders, including the election of directors, and are entitled to participate equally in dividends when and as such dividends may be declared by the Board of Directors out of legally available funds. As a Tennessee corporation, the Company is subject to statutory limitation on the declaration and payment of dividends. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, including holders of the Company's indebtedness, all liabilities and the aggregate liquidation preferences of any outstanding shares of Preferred Stock. The holders of Common Stock have no conversion, redemption, preemptive or cumulative voting rights. All outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Common Stock is First Chicago Trust Company of New York, P.O. Box 2534, Suite 4649, Jersey City, New Jersey 07303-2534.

PREFERRED STOCK PURCHASE RIGHTS

     On December 3, 1997, the Board of Directors of the Company declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of Common Stock of the Company payable to holders of record as of the close of business on December 15, 1997 (the "Record Date"). Shares of Common Stock issued after the Record Date and prior to the Distribution Date (as defined below) will be issued with a Right attached so that all shares of Common Stock outstanding prior to the Distribution Date will have Rights attached.

     Prior to the Distribution Date, the Rights will be evidenced by the certificates for, and will be transferred with, the Common Stock, and the registered holders of the Common Stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the Rights Agent (as defined below) will mail separate certificates evidencing the Rights to each record holder of the Common Stock as of the close of business on the Distribution Date, and thereafter the Rights will be transferable separately from the Common Stock. The Rights are listed on the New York Stock Exchange. The "Distribution Date" means the earlier of (i) the 10th day (or such later day as may be designated by a majority of the Continuing Directors (as defined below)) after the date (the "Stock Acquisition Date") or the first public announcement that a person (other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any such subsidiary) has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person") and
(ii) the 10th business day (or such later day as may be designated by a majority of the Continuing Directors) after the date of the commencement of a tender or exchange offer by any person which would, if consummated, result in such person becoming an Acquiring Person.

     Prior to the Distribution Date, the Rights will not be exercisable. After the Distribution Date, each Right will be exercisable to purchase, for $200 (the "Purchase Price"), one two-hundredths of a share of Series A Participating Cumulative Preferred Stock, $0.10 par value per share. The terms and conditions of the Rights are set forth in a Rights Agreement dated as of December 3, 1997 between the Company and First Chicago Trust Company of New York, as Rights Agent.

     If any person becomes an Acquiring Person, each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of shares of Common Stock having a market value of twice the Purchase Price.

     If, after any person has become an Acquiring Person, (1) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its Common Stock is exchanged for other securities or assets, or (2) the Company or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right will entitle the holder to purchase, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the Purchase Price.

     At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the outstanding shares of Common Stock), a majority of the Continuing Directors may exchange all or part of the Rights (other than Rights beneficially owned by an Acquiring Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right.

     The Board of Directors may redeem all of the Rights at a price of $.005 per Right at any time prior to the close of business on the 10th day after the Stock Acquisition Date (or such later date as may be designated by a majority of the Continuing Directors).

     "Continuing Director" means any member of the Board of Directors who was a member of the Board prior to the time an Acquiring Person becomes such or any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors.
Continuing Directors do not include an Acquiring Person, an affiliate or associate of an Acquiring Person or any representative or nominee of the foregoing.

     The Rights will expire on December 15, 2000, unless earlier exchanged or redeemed. The Rights may have an effect of delaying, deferring or preventing a change of control of the Company.

                             SELLING SHAREHOLDERS

     The Selling Shareholders have acquired 1,460,954 shares of Common Stock offered hereby from the Company pursuant to an Acquisition Agreement and Plan of Reorganization dated July 2, 1998 by and among the Company and the owners of record of all of the issued and outstanding capital stock Telecommunication Devices Inc. and its affiliates ("TDI") pursuant to which TDI became a wholly-owned subsidiary of the Company.

     The Company may from time to time supplement or amend this Prospectus, as required, to provide other information with respect to the Selling Shareholders.

     Except as set forth in the table below, none of the Selling Shareholders holds any position or office with, has been employed by, or otherwise has a material relationship with the Company, or any of its predecessors or affiliates, other than as equity holders, creditors or employees of TDI or any of its subsidiaries. The following table sets forth certain information regarding ownership of the Company's Common Stock by the Selling Shareholders. None of the Selling Shareholders owns in excess of 1% of the Common Stock and, because the Selling Shareholders may offer all or part of the Common Stock which they hold pursuant to the offering contemplated by this Prospectus and because their offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of the Common Stock that will be held by Selling Shareholders upon termination of this offering.


                                            Number of Shares
Selling Shareholder                         of Common Stock     Number of Shares
Name                                       Beneficially Owned    Offered Hereby
--------------------------------------------------------------------------------
Mohamed Alamgir                                    5,518              5,518

Lisa J. Becker                                    18,393             18,393

Lisa J. Becker, as Trustee of the Lisa J.
   Becker Trust No. 1 dated October
   1, 1997, or her successor in trust             63,820             63,820

Alan El-Shafei                                     9,196              9,196

Ronald Klint                                       3,678              3,678

Thomas W. Kulawiak (1)                            44,144             44,144

Doris I. McHale, as Trustee of the Doris I.
   McHale Revocable Trust No. 1
   dated October 1, 1997, or her
   successor in trust (2)                        459,815            459,815


                                       8

                                            Number of Shares
Selling Shareholder                         of Common Stock     Number of Shares
Name                                       Beneficially Owned    Offered Hereby
--------------------------------------------------------------------------------
John R. McHale                                    18,393             18,393

John R. McHale, as Trustee of the John R.
   McHale Trust No. 1 dated February
   27, 1996, or his successor in trust            63,820             63,820

Martin McHale                                      5,518              5,518

Kelly A. Roberts                                  82,214             82,214

Thomas J. Roberts                                  1,839              1,839

Megan L. Snyder                                   16,554             16,554

Megan L. Snyder, as Trustee of the Megan
   L. Snyder Trust No. 1 dated May
   20, 1996, or her successor in trust            51,056             51,056

Michael C. Snyder                                114,988            114,988

Molly L. Snyder                                   16,554             16,554

Molly L. Snyder, as Trustee of the Molly L.
   Snyder Trust No. 1 dated May 20,
   1996, or her successor in trust                51,056             51,056

Richard C. Snyder, as Trustee of the
   Richard C. Snyder Trust No. 1
   dated October 4, 1996, or his
   successor in trust (3)                        421,523            421,523

Donald Sweeney                                     5,518              5,518

Like Xie                                           5,518              5,518

Zhiwei Zhang                                       1,839              1,839

________________
(1)  Mr. Kulawiak served as President of TDI within the past three years.
(2) Ms. McHale served as Chairman and a Director of TDI within the past three years.
(3) Mr. Snyder served as Vice Chairman and Director of TDI within the past three years.

                             PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from the sale by the Selling Shareholders of the Common Stock offered hereby. Any or all of the shares of Common Stock may be sold from time to time (i) to or through underwriters or dealers, (ii) directly to one or more other purchasers, (iii) through agents on a best-efforts basis, or (iv) through a combination of any such methods of sale.

     The shares of the Common Stock offered hereby (the "Shares") may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate.
Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated prior to the sale. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Shareholders and any such underwriters, dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Shareholders or by an agreement between the Selling Shareholders and underwriters or dealers. Brokers or dealers acting in connection with the sale of Common Stock contemplated by this Prospectus may receive fees or commissions in connection therewith.

     At the time a particular offer of Common Stock is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Common Stock purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Common Stock.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock may not simultaneously engage in market making activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders and any person participating in the distribution of the Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation the rules and regulations under Regulation M, which provisions may limit the timing of purchases and sales of the Common Stock by the Selling Shareholders or any such other person.

     In order to comply with certain states securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock may not be sold unless it has been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available.

     The Company has agreed to indemnify the Selling Shareholders and certain other persons against certain liabilities, including liabilities arising under the Securities Act.

                               LEGAL MATTERS

     Unless otherwise indicated in a Prospectus Supplement relating to the Common Stock, the legality of the Common Stock will be passed upon for the Company by Jerry Kronenberg, Vice President - General Counsel and Secretary of the Company.

                                  EXPERTS

     The consolidated financial statements of the Company and its consolidated subsidiaries (except the consolidated financial statements of Augat Inc. (a wholly-owned subsidiary of the Company since December 11, 1996) and subsidiaries as of December 29, 1996 and for each of the two years in the period ending December 29, 1996) as of December 28, 1997 and for each of the three years in the period ended December 28, 1997, incorporated in this Prospectus by reference from the Annual Report on Form 10-K of the Company for year ended December 28, 1997 have been audited by KPMG Peat Marwick LLP as stated in their report, which is incorporated herein by reference. The financial statements of Augat Inc. and subsidiaries as of December 29, 1996 and for each of the two years in the period ended December 29, 1996 (consolidated with those of the Company) have been audited by Deloitte & Touche LLP, as stated in their report which is incorporated herein by reference. Such financial statements of the Company and its consolidated subsidiaries have been so incorporated in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. Both of the foregoing firms are independent auditors.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following are the estimated expenses of the issuance and distribution of the securities (other than underwriting discounts and commissions) being registered, all of which will be paid by the Registrant.


Registration fee ................................................    $18,478.33
Printing and engraving expenses .................................        500.00
Transfer agent and registrar fees ...............................      5,000.00
Auditors' fees and expenses .....................................     10,000.00
Legal fees and expenses .........................................     20,000.00
New York Stock Exchange Listing fee .............................      1,500.00
Miscellaneous ...................................................      1,000.00
                                                                     ----------
                Total............................................    $56,478.33

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     In accordance with Section 48-12-102 of the Tennessee Code Annotated, which permits Tennessee corporations to include provisions in their charter limiting the liability of officers and directors, Article VIII of the Company's Amended and Restated Charter provides:

          No person who is or was a director of the corporation, or such person's heirs, executors or administrators, shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of any such party (i) for any breach of a director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for unlawful distributions under the Tennessee Business Corporation Act. Any repeal or modification of the provisions of this Article VIII, directly or by the adoption of an inconsistent provision of this Charter, shall not adversely affect any right or protection in favor of a particular individual at the time of such repeal or modification.

     Sections 48-18-501 through 48-18-509 of the Tennessee Code Annotated confer broad powers upon corporations incorporated in Tennessee with respect to indemnification of any person against liabilities incurred by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another enterprise, or the legal representative of any such director, officer, trustee, employee or agent. The provisions of Sections 48-18-501 through 48-18-509 are not exclusive of any other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaw, agreement, vote of shareholders or otherwise. Section 48-18-509 also provides that powers granted pursuant to Sections 48-18-501 through 48-18-509 may be exercised by the corporation notwithstanding the absence of any provision in its certificate of incorporation or bylaws authorizing the exercise of such powers.

     Article 5 of the Company's bylaws provides:

          Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by the Tennessee Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Tennessee Business Corporation Act requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise.

          Section 2.  Right of Claimant to Bring Suit.  If a claim under
          Section 1 of this Article is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Tennessee Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Tennessee Business Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          Section 3. Non-Exclusivity of Rights; Continuation of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Charter, Bylaw, agreement, vote of shareholders or disinterested directors or otherwise. All rights to indemnification under this Article shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article is in effect. Any repeal or modification of this Article or any repeal or modification of relevant provisions of the Tennessee Business Corporation Act or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder.

          Section 4. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director or officer of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Tennessee Business Corporation Act.

     The Company has a liability insurance policy in effect, which covers certain claims against any officer or director of the Company by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his or her capacity as an officer or director.

ITEM 16.  LIST OF EXHIBITS.

Exhibit
Number                         Description of Exhibits
-------                        -----------------------
3         The Registrant's Amended and Restated Charter (May 6, 1998)

4 Description of relevant portions of the Registrant's Amended and Restated Charter defining rights of holders of Common Stock
          (incorporated by reference to the Registrant's Report on Form 8B dated May 2, 1996); Description of the terms and conditions of the Series A Participating Cumulative Preferred Stock Purchase Rights set forth in a Rights Agreement dated as of December 3, 1997 between the Registrant and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to the Registrant's
          Registration Statement on Form 8-A dated December 12, 1997).

5         Opinion of Jerry Kronenberg, Vice President - General Counsel and
          Secretary of the Registrant.

23.1      Consent of KPMG Peat Marwick LLP, independent public accountants.

23.2      Consent of Deloitte & Touche LLP, independent public accountants.

23.3      Consent of Jerry Kronenberg (included in Exhibit 5).

24        Powers of Attorney


ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

       (a)(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (ii) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement, or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 31st day of July 1998.

                                             THOMAS & BETTS CORPORATION
                                             (Registrant)

                                             By: /s/ Jerry Kronenberg
                                             ------------------------------
                                             Vice President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                   CAPACITY                                    DATE
---------                   --------                                    ----

/s/ CLYDE R. MOORE*         President, Chief Executive Officer,
------------------          (Principal Executive Officer)
Clyde R. Moore              and Director


/s/ FRED R. JONES*          Vice President - Finance               July 31, 1998
-----------------           and Treasurer (Principal Financial
Fred R. Jones               Officer and Principal Accounting
                            Officer)


/s/ ERNEST H. DREW*         Director
------------------
Ernest H. Drew


/s/T. KEVIN DUNNIGAN*       Chairman and Director
--------------------
T. Kevin Dunnigan


                            Director
------------------------
Jeananne K. Hauswald

SIGNATURE                     CAPACITY                                DATE
---------                     --------                                ----

                              Director
-------------------
Thomas W. Jones


/s/  RONALD L. KALICH, SR.*   Director
--------------------------
Ronald L. Kalich


                              Director
--------------------
Robert A. Kenkel


/s/ KENNETH R. MASTERSON*     Director
------------------------
Kenneth R. Masterson


/s/THOMAS C. MCDERMOTT*       Director
----------------------
Thomas C. McDermott


/s/ JEAN-PAUL RICHARD*        Director
---------------------
Jean-Paul Richard


/s/ JERRE L. STEAD*           Director
------------------
Jerre L. Stead

/s/ WILLIAM H. WALTRIP*       Director
- --------------------
William H. Waltrip


     *By: /s/ Jerry Kronenberg                          July 31, 1998
         -------------------------------
          Jerry Kronenberg

     As attorney-in-fact for the above-named
     officers and directors pursuant to
     powers of attorney duly executed by
     such persons.

                                   EXHIBIT INDEX

Exhibit
Number                         Description of Exhibits
-------                        -----------------------
3         The Registrant's Amended and Restated Charter (May 6, 1998)

4 Description of relevant portions of the Registrant's Amended and Restated Charter defining rights of holders of Common Stock
          (incorporated by reference to the Registrant's Report on Form 8B dated May 2, 1996); Description of the terms and conditions of the Series A Participating Cumulative Preferred Stock Purchase Rights set forth in a Rights Agreement dated as of December 3, 1997 between the Registrant and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to the Registrant's
          Registration Statement on Form 8-A dated December 12, 1997).

5         Opinion of Jerry Kronenberg, Vice President - General Counsel and
          Secretary of the Registrant.

23.1      Consent of KPMG Peat Marwick LLP, independent public accountants.

23.2      Consent of Deloitte & Touche LLP, independent public accountants.

23.3      Consent of Jerry Kronenberg (included in Exhibit 5).

24        Powers of Attorney
